Exhibit 99.4

Consent of Person About to Become Director

Pursuant to Rule 438 of the Securities Act of 1933, as amended

I, Timothy M. Ring, hereby consent to being named as a person who will become a director of Becton, Dickinson and Company (“BD”) as of the Effective Time (as such term is defined in the Agreement and Plan of Merger, dated as of April 23, 2017, by and among C. R. Bard, Inc., BD and Lambda Corp.) in the proxy statement/prospectus, which forms a part of the registration statement on Form S-4 of BD, and any amendment or supplement thereto, and to the filing of this consent as an exhibit to such registration statement.

Dated: May 23, 2017	/s/ Timothy M. Ring
Timothy M. Ring